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                                                                    EXHIBIT 10.1



                       DESCRIPTION OF EXECUTIVE BONUS PLAN

The Company's Board of Directors adopted a bonus plan covering eight executives of the Company including the CEO. The plan would award a cash bonus and an award of options to each executive provided certain performance goals are met for the Company's 2005, 2006, and 2007 fiscal years. The bonus plan is in lieu of all other bonus awards for the three fiscal years. The maximum aggregate award under the plan to any individual for the three-year period is one hundred per cent of 2005 base salary and one option for each dollar of 2005 base salary; all options would be exercisable at fair market value on the date of grant. A certain percentage of the maximum bonus award and option grant will be earned each year if the performance goals are met in that year. The Board of Directors may make changes to the Plan in its sole discretion.





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